Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated August 14, 2025 relating to the Common Shares, no par value, of EMX ROYALTY CORPORATION shall be filed on behalf of the undersigned.

SPROTT INC. By: /s/ Thomas Ulrich
Name: Thomas Ulrich
Title: Authorized Person

SPROTT ASSET MANAGEMENT USA INC. By: /s/ Thomas Ulrich
Name: Thomas Ulrich
Title: Authorized Person